Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-74245, 333-39450, 333-67720, 333-130135 and 333-136065) pertaining to the 1998 Stock Incentive Plan and the Registration Statement (Form S-8 No. 333-156429) pertaining to the 2008 Stock Incentive Plan of GeoGlobal Resources Inc., of our report dated June 5, 2008 with respect to the consolidated financial statements of GeoGlobal Resources Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2007.

Our report dated June 5, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2007 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weaknesses have been identified and included in management's assessment:

•	Management maintained an inadequate complement of personnel with appropriate expertise or experience in generally accepted accounting principles.

•
Management employed a limited number of accounting personnel with sufficient expertise in generally accepted accounting principles to enable effective segregation of duties with respect to recording journal entries and to allow for appropriate monitoring of financial reporting matters and internal control over financial reporting.

"KPMG LLP" (signed)

Calgary, Canada
January 16, 2009